SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549

                           FORM 8-K
                           --------

        Current Report Pursuant to Section 13 or 15(d) of
                   The Securities Act of 1934



        Date of Report (Date of earliest event reported)

                        November 14, 1997
        ------------------------------------------------


                       Geo Petroleum, Inc.
     ------------------------------------------------------
     (Exact name of registrant as specified in its charter)


   California            0-20915           33-0328958
   -----------------     -------------     -------------------
   (State or other       (Commission       (I.R.S. Employer
   jurisdiction          File Number)      Identification No.)
   of incorporation)


   501 Deep Valley Drive, Suite 300
   --------------------------------

   Rolling Hills Estates, CA                         90274
   ---------------------------------------------------------
   (Address of principal executive offices)       (Zip Code)

       Registrant's telephone number, including area code
                          310-265-0721
                          -------------

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(Former name or former address, if changed since last report.)

                       Geo Petroleum, Inc.


Item 5 Other Events

Geo Petroleum, Inc. Increases Heavy Oil Reserves 100%, Reports
3rd Quarter Profit

     Rolling Hills Estates, CA, November 17, 1997: Geo Petroleum, Inc. (Symbol: GOPL), an independent oil and gas company specializing in high technology energy development, with offices in Rolling Hills Estates, California, and Tulsa, Oklahoma, today announced a 100% increase in its proven heavy oil reserves as the result of an agreement with a subsidiary of Saba Petroleum Company (Symbol: SAB). Geo has increased its share, from one-third to two-thirds, of the Vaca Tar Sand oil reserves on Geo's leases in the Oxnard Oil Field, Ventura County, California. Geo's share of proven reserves is now an estimated 55,200,000 net barrels of heavy oil recoverable by use of the Steam Assisted Gravity Drainage ("SAGD") method, based on the report of an independent engineer. The SAGD oil recovery rate from the reservoir is estimated at 50%, compared to the 15%
- 25% recovery rate from conventional methods.

     Geo and Saba will share equally in the cost of development until Saba has spent $5,000,000. Thereafter, Saba will pay one-third of the costs and receive one-third of the revenues, and Geo will pay two-thirds of the costs and receive two-thirds of the revenues. As to the wells for which Saba has paid a disproportionately higher share of the costs, Saba can recover its costs out of one-half of production revenues, after which its interest in these wells will be reduced to one-third. In order to finance its share of the development costs, Geo plans to obtain financing through a private placement.

     The SAGD method utilizes a high technology process developed in Canada to drill twinned horizontal wells through as much as 2,600 feet of oil pay sand. Steam is continuously injected at high pressures and temperatures into the upper well to mobilize the heavy oil, which then gravitates to the lower well and flows to the surface at rates of up to 1,300 barrels of oil per day.

     Larry R. Burroughs will direct the development of the Vaca Tar Sand for Geo and Saba. Mr. Burroughs has been elected President, Chief Operating Officer, and a Director of Geo, following his resignation as President of Saba Petroleum, Inc. Gerald T. Raydon has been elected Chief Executive Officer and will continue as Chairman of the Board. Eric J. Raydon has been elected Vice President.

     Geo also announced that it recorded a profit of $324,820, or four cents per share, for the quarter ending September 30, 1997 on revenues of $571,533, versus a loss of $20,570 on revenues of $385,144 in the comparable 1996 period. The profit was due to expansion of the Company's industrial waste disposal business, implementation of an aggressive cost-cutting program, and the successful conclusion of a lawsuit against a negligent contractor. Operating expenses declined to $106,038 in the 1997 period, from $213,086 in 1996. General and administrative expense increased to $84,090 in 1997 from $65,682 in 1996. Interest expense declined to $18,798 in 1997 from $77,825 in 1996.

     Safe Harbor for Forward-Looking Statements: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in the future periods to differ materially from forecasted results. These risks and uncertainties include, among things, volatility of oil prices, product demand, market competition, risk inherent in the Company's international operations, imprecision of reserve estimates and the Company's ability to replace and expand oil and gas reserves. These and other risks are described in the Company's Annual Report on Form 10KSB and other filings with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Geo Petroleum, Inc.
---------------------
Registrant
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/s/ GERALD T. RAYDON
-----------------------------
GERALD T. RAYDON
(CHAIRMAN AND CHIEF EXECUTIVE OFFICER)